Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

February 13, 2006

612/617-8571

Hawkins, Inc.

marvin.dee@HawkinsInc.com

3100 East Hennepin Avenue

Minneapolis, MN 55413	Jennifer A. Weichert
Weichert Financial Relations, Inc.
651/686-9751
JWeichert@Comcast.net

EAPEN CHACKO NAMED DIRECTOR
OF HAWKINS, INC.

Minneapolis, MN, February 13, 2006 – Hawkins, Inc. (Nasdaq: HWKN) today announced that its Board of Directors (the “Board”) has elected Eapen Chacko to the Board and appointed him to serve on the Audit Committee and the Compensation Committee effective February 8, 2006.  Mr. Chacko is the former Vice President and Chief Financial Officer of Possis Medical, Inc.  The Board now consists of nine directors.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

#   #   #   #